Media:	Investor Relations:
Paul Forzisi	David K. Waldman / Klea K. Theoharis
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020

FOR IMMEDIATE RELEASE

TXP Announces Results for the Third Quarter of 2008

GPON ONT Sales Gain Momentum in U.S. and Abroad

RICHARDSON, TEXAS – November 14, 2008 – TXP Corporation (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the telecommunications industry, today announced financial results for the three months ended September 30, 2008.

Michael C. Shores, President and Chief Executive Officer of TXP, stated, “We are encouraged about our planned merger with Cambridge Industry Group (CIG) as our combined companies will now offer the widest and most advanced selection of optical network terminals (ONT) in the fiber-to-the-home (FTTH) industry. We believe that our collective capibilities will enable us to more readily support the increasing demand for cost-effective, interoperable ONTs, strengthening our foot hold as a leading market provider. The merger remains on track and we look forward to hopefully completing the transaction by year end.”

“The progress in our ONT division is best illustrated by the three-fold increase in revenue we achieved related to gigabit passive optical network (GPON) ONT product sales for the three months ended September 30, 2008. Although overall ONT revenues remain small, these sales represent a significant increase in active pilot programs and field trials underway with major global carriers. As such, we anticipate these pilot programs and field trials will convert into broad deployment of our technology.”

“Overall, we believe we are well-positioned to capture a meaningful share of the FTTH market. Household broadband connections are expected to increase 43% by 2012 as the U.S. is currently the fastest growing market for FTTH worldwide. We were honored to be included in the September 2008 edition of Broadband Properties Magazine as one of the key players poised to take advantage of this acceleration in FTTH deployment.”

Total revenue for the third quarter of 2008 was approximately $2.68 million, compared with approximately $2.67 million for the same period in 2007. Revenue increased within both the ONT and Retrofit Solutions businesses, offset by a small decline in the prototyping business. Operating loss for the third quarter was approximately $1.94 million, compared to operating loss of approximately $1.70 million for the same period last year. Net income for the third quarter of 2008 was approximately $3.03 million, or $0.03 per share, compared to net loss of approximately $1.32 million, or $.01 per share, for the same period in 2007. Net income in the third quarter of 2008 included a non-cash gain of approximately $6.31 million and 2007 included a non-cash gain of $0.87 million related to change in fair value of derivative financial instruments.

Full results are available in the company’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2008 that was filed with the Securities & Exchange Commission on November 14, 2008.

About TXP

TXP is an Original Design Manufacturer (ODM) for the telecommunications industry. Based in Richardson, Texas, TXP has three primary business units: TXP-Prototyping Solutions, TXP-ONT Solutions and TXP-Retrofit Solutions. TXP-Prototyping Solutions provides pre-manufacturing services for the electronics industry that help Original Equipment Manufacturers (OEMs) bring products to market both faster and more cost effectively. TXP-ONT Solutions develops and markets, via an ODM model, a line of Carrier-Class CPE products including home gateways and the world's broadest independent family of ONT products to both OEMs and ILECs. ONTs are used in FTTH-based services to terminate the passive optical network at the home or business location, and enable integrated voice, video and high-speed internet access. TXP-Retrofit Solutions provides custom engineered kits that enable ILEC's to upgrade their local access service delivery infrastructure at minimum cost and time, enabling a wide range of next generation telecom platforms to easily fit into the variety of remote OSP cabinets that have been broadly deployed over the last 30 years. For more information visit: www.txpcorp.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.

(tables follow)

TXP CORPORATION
CONSOLIDATED BALANCE SHEET
September 30, 2008 and December 31, 2007

	2008	2007
	(unaudited)	(audited)
ASSETS
Current assets
Cash	$416,000	$210,000
Accounts receivable, net of allowance of $19,000 and $23,000 as of	1,253,000	1,708,000
September 30, 2008 and December 31, 2007.
Inventory	2,059,000	1,772,000
Other current assets	327,000	212,000
Total current assets	4,055,000	3,902,000

Property and equipment, net	2,489,000	2,641,000

Other assets	77,000	140,000

TOTAL ASSETS	$6,621,000	$6,683,000

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Current maturities of notes payable	$57,000	$144,000
Current capital lease obligations	71,000	120,000
Lines of credit	5,084,000	3,300,000
Accounts payable	1,638,000	1,239,000
Deferred revenue	-	17,000
Accrued expenses	1,473,000	704,000
Total current liabilities	8,323,000	5,524,000

Notes payable, net of current maturities	74,000

Capital lease obligations, net of current obligations	120,000	165,000

Convertible debentures, net of unamortized discount of $6,845,000 and $3,370,000 as of September 30, 2008 and December 31, 2007 respectively.	2,654,000	1,630,000

Derivative financial instruments, net of current obligation	9,743,000	5,178,000

Deferred tax liability	48,000	48,000

TOTAL LIABILITIES	20,962,000	12,545,000

STOCKHOLDERS' DEFICIT
Common Stock , $.001 par value, 300,000,000 authorized, 116,966,428 and 116,584,428 shares issued and outstanding as of September 30, 2008 and December 31, 2007 respectively.	117,000	117,000

Additional paid in capital	6,708,000	8,133,000
Accumulated deficit	(21,171,000)	(14,117,000)
Accumulated other comprehensive income	5,000	5,000

TOTAL STOCKHOLDERS' DEFICIT	(14,341,000)	(5,862,000)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$6,621,000	$6,683,000

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended September 30, 2008 and 2007 (unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Revenues
Prototyping and assembly	$866,000	$1,016,000	$3,211,000	$3,644,000
Material management services	845,000	896,000	3,210,000	2,870,000
Retrofit solutions	603,000	331,000	1,268,000	809,000
Product and accessory	363,000	95,000	796,000	123,000
Design and development	-	327,000	-	699,000
Total revenues	2,677,000	2,665,000	8,485,000	8,145,000

Cost of sales	2,210,000	1,810,000	6,290,000	5,267,000

Gross profit	467,000	855,000	2,195,000	2,878,000

Costs and expenses
Selling, general and administrative	1,303,000	1,243,000	4,470,000	3,493,000
Research and development	1,053,000	1,271,000	3,764,000	3,278,000
Depreciation	48,000	44,000	165,000	113,000
Total costs and expenses	2,404,000	2,558,000	8,399,000	6,884,000

Operating loss	(1,937,000)	(1,703,000)	(6,204,000)	(4,006,000)

Other income (expense)
Interest expense, net	(1,335,000)	(488,000)	(2,825,000)	(1,189,000)
Change in fair value of derivative financial instruments	6,305,000	869,000	3,424,000	2,041,000
Loss on impairment of fixed assets	-	-	(196,000)	-
Gain on the early extinguishment of debt	-	-	(1,253,000)	-
Total other income	4,970,000	384,000	(850,000)	855,000

Income (loss) before income taxes	3,033,000	(1,319,000)	(7,054,000)	(3,151,000)

Income tax expense	-	-	-	-

Net income (loss)	$3,033,000	$(1,319,000)	$(7,054,000)	$(3,151,000)

Comprehensive income (loss)	$3,033,000	$(1,319,000)	$(7,054,000)	$(3,151,000)

Basic earnings (loss) per share	$0.03	$(0.01)	$(0.06)	$(0.03)

Diluted earnings (loss) per share	$0.03	$(0.01)	$(0.06)	$(0.03)

Basic weighted average shares outstanding	116,864,230	113,013,908	116,786,584	108,374,698

Diluted weighted average shares outstanding	116,864,230	113,013,908	116,786,584	108,374,698

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